UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 9, 2018 (April 5, 2018)

HighCom Global Security, Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-36387	84-1506325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2901 East 4th Avenue, Unit J, Columbus, OH	43219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

See Item 5.02 below.

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

The Company entered into an employment agreement with Francis Michaud on April 5, 2018. A copy of the employment contract is filed as Exhibit 10.1 herein. As Chief Executive Officer, Mr. Michaud is receiving gross monthly compensation of $13,333. He was also granted pursuant to his employment contract Non-Statutory Stock Options to purchase 10 million shares with vesting to occur over a period of four years, with 25% immediately vested.

On April 9, 2018, the Company approved a 2018 Stock Option Plan in the form appended hereto as Exhibit 99.1. Directors and a former director received Non-Statutory Stock Options to purchase an aggregate of 5,500,000 shares. Said options are immediately vested and are exercisable at an exercise price of $.011 per share. The Board also approved correcting a typographical error in Mr. Michaud’s contract so that his employment options are also exercisable at the same exercise price. Of the 5,500,000 options, 1,500,000 options were granted to Paul Sparkes and the remaining options were granted in equal amounts (1,000,000 options) to the remaining three directors of the Corporation, including Francis Michaud and a former director, William Buckley.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Employment Agreement Francis Michaud – April 5, 2018 (Filed herewith)
99.1	2018 Stock Option Plan. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 9, 2018	HIGHCOM GLOBAL SECURITY, INC.

	By:	/s/ Francis Michaud